090204

Filed in the office of	Document Number 20170482237-26
Barbara K. Cegavske	Filing Date and Time 11/14/2017 12:50 PM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number E0445372010-6

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
DEPLOY TECHNOLOGIES INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The authorized shares of capital stock shall be amended by the cancellation of the entire class of preferred stock represented by 20,000,000 Class A Preferred Shares, par value $0.0001.

Articles 1 and 3 of the Articles of Incorporation are hereby replaced by:

Article 1. Name. The name of the corporation is "Body and Mind Inc."

Article 3. Authorized Stock. The classes and number of shares of capital stock the corporation is authorized to issue is nine hundred million (900,000,000) shares of common stock, par value $0.0001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 34,665,435

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.